Exhibit 5.1

	ATTORNEYS AT LAW One Freedom Square Reston Town Center 11951 Freedom Drive Reston, VA 20190-5656 Main 703 456-8000 Fax 703 456-8100 www.cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800
June 16, 2006
Website Pros, Inc. 12735 Gran Bay Parkway West, Building 200 Jacksonville, Florida 32258	RYAN E. NAFTULIN (703) 456-8121 rnaftulin@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Website Pros, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 165,096 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), pursuant to the Company’s 2005 Equity Incentive Plan (the “Equity Plan Shares”), (ii) 160,000 shares of the Company’s Common Stock pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Stock Plan Shares”), and (iii) 41,274 shares of Common Stock pursuant to the Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan Shares”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Company’s 2005 Equity Incentive Plan (the “Equity Plan”), 2005 Non-Employee Directors’ Stock Option Plan (the “Stock Plan”), and 2005 Employee Stock Purchase Plan (the “Purchase Plan”), and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Equity Plan Shares, the Stock Plan Shares, and the Purchase Plan Shares, when sold and issued in accordance with the Equity Plan, the Stock Plan, and the Purchase Plan, respectively, and the Registration Statement and related Prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:	/s/ Ryan E. Naftulin
Ryan E. Naftulin